Exhibit 99.1

For more information contact
Media:
Leticia Lowe
Phone 713.207.7702
Investors:
Carla Kneipp
Phone 713.207.6500

For Immediate Release

CenterPoint Energy reports first quarter 2014 earnings;

Increases full year guidance

• Colder than normal weather increases usage

• Continued robust customer growth

• Enable Midstream IPO complete

Houston, TX – May 1, 2014—CenterPoint Energy, Inc. (NYSE: CNP) today reported net income of $185 million, or $0.43 per diluted share, for the first quarter of 2014, compared to $147 million, or $0.34 per diluted share the previous year. Operating income for the first quarter of 2014 was $295 million. Following the May 1, 2013, formation of Enable Midstream Partners, CenterPoint Energy reports its investment in midstream operations as equity income rather than operating income. As a result, operating income for the first quarter of 2014 is not comparable to prior results.

“This was an excellent quarter for CenterPoint Energy. Our utilities and energy services businesses met the high delivery requirements driven by continued strong customer growth and cold weather throughout our service territories,” said Scott M. Prochazka, president and chief executive officer of CenterPoint Energy. “We also reported significant equity income during the quarter from our investment in Enable Midstream Partners, which completed its IPO in April. We will continue to execute our strategy in a disciplined fashion and remain focused on achieving our financial, operational, safety and customer service objectives.”

Electric Transmission & Distribution

The electric transmission & distribution segment reported operating income of $105 million for the first quarter of 2014, consisting of $75 million from the regulated utility operations (TDU) and $30 million related to securitization bonds. Operating income for the first quarter of 2013 was $84 million, consisting of $49 million from the TDU and $35 million related to securitization bonds.

First quarter operating income for the TDU benefited from higher revenues associated with increased usage due to colder than normal weather, continued strong customer growth and right-of-way easement grants. These increases were partially offset by an increase in operating and maintenance expenses, as well as property taxes.

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Natural Gas Distribution

The natural gas distribution segment reported operating income of $162 million for the first quarter of 2014, compared to $139 million for the same period of 2013. Operating income benefited from higher revenues associated with increased usage due to colder than normal weather, rate changes and increased economic activity across its footprint, including customer growth, which were partially offset by an increase in bad debt expense, depreciation and taxes.

Energy Services

The energy services segment reported operating income of $26 million for the first quarter of 2014, compared to $7 million for the same period of 2013. First quarter operating income included a mark-to-market gain of $4 million, compared to a charge of $5 million for the same period of 2013. Operating income primarily benefited from increased throughput and price volatility, due to weather-related capacity constraints in the Mid Continent and North Central service territories. Sales volumes increased by 14 percent year over year.

Midstream Investments

For the first quarter of 2014, CenterPoint Energy reported equity income of $88 million from its investment in Enable Midstream Partners and equity income of $3 million from its retained interest in SESH. See Enable Midstream’s earnings press release issued on April 30, 2014, for detailed results of operations.

Dividend Declaration

On April 24, 2014, CenterPoint Energy’s board of directors declared a regular quarterly cash dividend of $0.2375 per share of common stock payable on June 10, 2014, to shareholders of record as of the close of business on May 16, 2014.

Outlook for 2014

CenterPoint Energy is increasing its earnings estimate for 2014 Utility Operations to be in the range of $0.72 to $0.76 from $0.68 to $0.72 per diluted share. The Utility Operations guidance range considers performance to date and significant variables that may impact earnings, such as weather, regulatory and judicial proceedings, throughput, commodity prices, effective tax rates, and financing activities. In providing this guidance, the company does not include the impact of any changes in accounting standards, any impact to earnings from the change in the value of Time Warner stocks and the related ZENS securities, or the timing effects of mark-to-market accounting in the company’s energy services business.

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The company also revised its 2014 earnings estimate from Midstream Investments to be in the range of $0.38 to $0.43 from $0.40 to $0.45 per diluted share. As Enable Midstream is in a quiet period, Enable has not updated its 2014 earnings forecast, therefore the only change to Midstream Investments guidance range is the dilution associated with Enable’s issuance of limited partnership units in its completed initial public offering. In providing guidance in the future, the company will take into account Enable’s most recent public forecast.

On a consolidated basis, CenterPoint Energy has increased its earnings estimate for 2014 on a guidance basis to be in the range of $1.10 to $1.19 from $1.08 to $1.17 per diluted share.

CenterPoint Energy, Inc. and Subsidiaries

Reconciliation of Net Income and diluted EPS to the basis used in providing 2014 annual earnings guidance

	Quarter Ended
	March 31, 2014
	Net Income (in millions)	EPS
Consolidated as reported	$185	$0.43
Midstream Investments	(57)	$(0.13)

Utility Operations (1)	128	$0.30

Timing effects impacting CES(2):
Mark-to-market (gain) losses	(2)	$(0.01)
ZENS-related mark-to-market (gains) losses:
Marketable securities (3)	19	$0.04
Indexed debt securities	(28)	$(0.06)

Utility operations earnings on an adjusted guidance basis	$117	$0.27

Per the basis used in providing 2014 earnings guidance:
Utility Operations on a guidance basis	$117	$0.27
Midstream Investments	57	$0.13

2014 Consolidated on guidance basis	$174	$0.40

(1)	CenterPoint earnings excluding Midstream Investments
(2)	Energy Services segment
(3)	Time Warner Inc., Time Warner Cable Inc. and AOL Inc.

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Filing of Form 10-Q for CenterPoint Energy, Inc.

Today, CenterPoint Energy, Inc. filed with the Securities and Exchange Commission (SEC) its Quarterly Report on Form 10-Q for the period ended March 31, 2014. A copy of that report is available on the company’s website, under the Investors section. Other filings the company makes with the SEC and other documents relating to its corporate governance can also be found on that site.

Webcast of Earnings Conference Call

CenterPoint Energy’s management will host an earnings conference call on Thursday, May 1, 2014, at 10:30 a.m. Central time or 11:30 a.m. Eastern time. Interested parties may listen to a live audio broadcast of the conference call on the company’s website under the Investors section. A replay of the call can be accessed approximately two hours after the completion of the call and will be archived on the website for at least one year.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 54.7 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 8,500 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, and future financial performance and results of operations, and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s businesses (including the businesses of Enable Midstream Partners (Enable)), including, among others, energy deregulation or re-regulation, pipeline integrity and safety, health care reform, financial reform, tax legislation, and actions regarding the rates charged by CenterPoint Energy’s regulated businesses; (2) state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (3) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (4) the timing and outcome of any audits, disputes or other proceedings related to taxes; (5) problems with construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (6) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (7) the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, and the effects of geographic and seasonal commodity price differentials; (8) weather variations and other natural phenomena, including the impact on

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operations and capital from severe weather events; (9) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt its businesses or the businesses of third parties, or other catastrophic events; (10) the impact of unplanned facility outages; (11) timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters; (12) changes in interest rates or rates of inflation; (13) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of its financing and refinancing efforts, including availability of funds in the debt capital markets; (14) actions by credit rating agencies; (15) effectiveness of CenterPoint Energy’s risk management activities; (16) inability of various counterparties to meet their obligations; (17) non-payment for services due to financial distress of CenterPoint Energy’s customers; (18) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc.), a wholly owned subsidiary of NRG Energy, Inc., and its subsidiaries to satisfy their obligations to CenterPoint Energy and its subsidiaries; (19) the ability of retail electric providers, and particularly the largest customers of the TDU, to satisfy their obligations to CenterPoint Energy and its subsidiaries; (20) the outcome of litigation brought by or against CenterPoint Energy or its subsidiaries; (21) CenterPoint Energy’s ability to control costs; (22) the investment performance of pension and postretirement benefit plans; (23) potential business strategies, including restructurings, joint ventures, and acquisitions or dispositions of assets or businesses, for which no assurance can be given that they will be completed or will provide the anticipated benefits to CenterPoint Energy; (24) acquisition and merger activities involving CenterPoint Energy or its competitors; (25) future economic conditions in regional and national markets and their effects on sales, prices and costs; (26) the performance of Enable, the amount of cash distributions CenterPoint Energy receives from Enable, and the value of its interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including certain of the factors specified above and: (A) the integration of the operations of the businesses contributed to Enable; (B) the achievement of anticipated operational and commercial synergies and expected growth opportunities, and the successful implementation of Enable’s business plan; (C) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (D) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (E) the demand for natural gas, NGLs and transportation and storage services; (F) changes in tax status; (G) access to growth capital; and (H) the availability and prices of raw materials for current and future construction projects; and (27) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as in CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

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CenterPoint Energy, Inc. and Subsidiaries

Statements of Consolidated Income

(Millions of Dollars)

(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
Revenues:
Electric Transmission & Distribution	$629	$532
Natural Gas Distribution	1,487	1,051
Energy Services	1,084	597
Interstate Pipelines	—	132
Field Services	—	141
Other Operations	4	3
Eliminations	(41)	(68)

Total	3,163	2,388

Expenses:
Natural gas	2,043	1,224
Operation and maintenance	479	484
Depreciation and amortization	235	240
Taxes other than income taxes	111	108

Total	2,868	2,056

Operating Income	295	332

Other Income (Expense) :
Gain (loss) on marketable securities	(30)	74
Gain (loss) on indexed debt securities	43	(51)
Interest and other finance charges	(84)	(98)
Interest on transition and system restoration bonds	(30)	(35)
Equity in earnings of unconsolidated affiliates	91	5
Other—net	9	6

Total	(1)	(99)

Income Before Income Taxes	294	233
Income Tax Expense	109	86

Net Income	$185	$147

Reference is made to the Notes to the Consolidated Financial Statements contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Selected Data From Statements of Consolidated Income

(Millions of Dollars, Except Share and Per Share Amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
Basic Earnings Per Common Share	$0.43	$0.34

Diluted Earnings Per Common Share	$0.43	$0.34

Dividends Declared per Common Share	$0.2375	$0.2075
Weighted Average Common Shares Outstanding (000):
- Basic	429,163	427,961
- Diluted	430,559	429,672
Operating Income (Loss) by Segment
Electric Transmission & Distribution:
Electric Transmission and Distribution Operations	$75	$49
Transition and System Restoration Bond Companies	30	35

Total Electric Transmission & Distribution	105	84
Natural Gas Distribution	162	139
Energy Services	26	7
Interstate Pipelines	—	52
Field Services	—	53
Other Operations	2	(3)

Total	$295	$332

Reference is made to the Notes to the Consolidated Financial Statements contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Electric Transmission & Distribution
	Quarter Ended March 31,		% Diff
	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues:
Electric transmission and distribution utility	$502	$421	19%
Transition and system restoration bond companies	127	111	14%

Total	629	532	18%

Expenses:
Operation and maintenance	288	238	(21%)
Depreciation and amortization	81	79	(3%)
Taxes other than income taxes	58	55	(5%)
Transition and system restoration bond companies	97	76	(28%)

Total	524	448	(17%)

Operating Income	$105	$84	25%

Operating Income:
Electric transmission and distribution operations	$75	$49	53%
Transition and system restoration bond companies	30	35	(14%)

Total Segment Operating Income	$105	$84	25%

Electric Transmission & Distribution Operating Data:
Actual MWH Delivered
Residential	5,282,384	4,557,899	16%
Total	17,718,811	16,361,011	8%
Weather (average for service area):
Percentage of 10-year average:
Cooling degree days	52%	90%	(38%)
Heating degree days	136%	85%	51%
Number of metered customers—end of period:
Residential	1,994,506	1,953,947	2%
Total	2,257,065	2,211,481	2%

	Natural Gas Distribution
	Quarter Ended
	March 31,		% Diff
	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues	$1,487	$1,051	41%
Natural gas	1,039	656	(58%)

Gross Margin	448	395	13%

Expenses:
Operation and maintenance	187	170	(10%)
Depreciation and amortization	48	45	(7%)
Taxes other than income taxes	51	41	(24%)

Total	286	256	(12%)

Operating Income	$162	$139	17%

Natural Gas Distribution Operating Data:
Throughput data in BCF
Residential	106	80	33%
Commercial and Industrial	97	86	13%

Total Throughput	203	166	22%

Weather (average for service area)
Percentage of 10-year average:
Heating degree days	126%	101%	25%
Number of customers—end of period:
Residential	3,103,209	3,072,154	1%
Commercial and Industrial	248,625	247,067	1%

Total	3,351,834	3,319,221	1%

Reference is made to the Notes to the Consolidated Financial Statements contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Energy Services
	Quarter Ended
	March 31,		% Diff
	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues	$1,084	$597	82%
Natural gas	1,045	578	(81%)

Gross Margin	39	19	105%

Expenses:
Operation and maintenance	12	11	(9%)
Depreciation and amortization	1	1	—

Total	13	12	(8%)

Operating Income	$26	$7	271%

Energy Services Operating Data:
Throughput data in BCF	184	162	14%

Number of customers—end of period	17,395	16,934	3%

	Other Operations
	Quarter Ended
	March 31,		% Diff
	2014	2013	Fav/(Unfav)
Results of Operations:
Revenues	$4	$3	33%
Expenses	2	6	67%

Operating Income (Loss)	$2	$(3)	167%

Capital Expenditures by Segment

(Millions of Dollars)

(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
Capital Expenditures by Segment
Electric Transmission & Distribution	$187	$143
Natural Gas Distribution	83	66
Energy Services	1	1
Interstate Pipelines	—	20
Field Services	—	9
Other Operations	15	11

Total	$286	$250

Interest Expense Detail

(Millions of Dollars)

(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
Interest Expense Detail
Amortization of Deferred Financing Cost	$6	$7
Capitalization of Interest Cost	(3)	(2)
Transition and System Restoration Bond Interest Expense	30	35
Other Interest Expense	81	93

Total Interest Expense	$114	$133

Reference is made to the Notes to the Consolidated Financial Statements contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Millions of Dollars)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$379	$208
Other current assets	2,576	2,450

Total current assets	2,955	2,658

Property, Plant and Equipment, net	9,763	9,593

Other Assets:
Goodwill	840	840
Regulatory assets	3,635	3,726
Investment in unconsolidated affiliates	4,540	4,518
Other non-current assets	531	535

Total other assets	9,546	9,619

Total Assets	$22,264	$21,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$—	$43
Current portion of transition and system restoration bonds long-term debt	362	354
Indexed debt	145	143
Other current liabilities	2,552	2,479

Total current liabilities	3,059	3,019

Other Liabilities:
Accumulated deferred income taxes, net	4,528	4,542
Regulatory liabilities	1,200	1,152
Other non-current liabilities	1,007	1,011

Total other liabilities	6,735	6,705

Long-term Debt:
Transition and system restoration bonds	2,908	3,046
Other	5,148	4,771

Total long-term debt	8,056	7,817

Shareholders’ Equity	4,414	4,329

Total Liabilities and Shareholders’ Equity	$22,264	$21,870

Reference is made to the Notes to the Consolidated Financial Statements contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Statements of Consolidated Cash Flows

(Millions of Dollars)

(Unaudited)

	Three Months Ended March 31
	2014	2013
Cash Flows from Operating Activities:
Net income	$185	$147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	242	248
Deferred income taxes	4	57
Changes in net regulatory assets	27	39
Changes in other assets and liabilities	(70)	30
Other, net	(8)	12

Net Cash Provided by Operating Activities	380	533
Net Cash Used in Investing Activities	(316)	(274)
Net Cash Provided by (Used in) Financing Activities	107	(660)

Net Increase (Decrease) in Cash and Cash Equivalents	171	(401)
Cash and Cash Equivalents at Beginning of Period	208	646

Cash and Cash Equivalents at End of Period	$379	$245

Reference is made to the Notes to the Consolidated Financial Statements contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.